Exhibit 99.1

Reynolds Consumer Products Reports

Third Quarter 2024 Financial Results

Third Quarter Net Revenues, Retail Volume In Line with Expectations

Third Quarter Net Income and Adjusted EBITDA Increased 10% and 4%, Respectively, In Line with Expectations

Strong Free Cash Flow Delivery Continued; $50M Debt Prepayment Made After Quarter End

Full Year Net Revenue, Net Income and Adjusted EBITDA Guide Updated

Planned CEO and CFO Transition Announced

LAKE FOREST, IL, October 30, 2024 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (the “Company” or “RCP”) (Nasdaq: REYN) today reported financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 Highlights

•	Net Revenues of $910 million vs. $935 million in Q3 2023

•	Retail Net Revenues decreased 3% to $856 million, in line with Company expectations

•	Non-retail Net Revenues increased $3 million to $54 million, exceeding Company expectations

•	Net Income and Adjusted Net Income of $86 million vs. $78 million in Q3 2023

•	Adjusted EBITDA of $171 million vs. $165 million in Q3 2023

•	Earnings Per Share and Adjusted Earnings Per Share of $0.41 vs. $0.37 in Q3 2023

•	Operating Cash Flow of $307 million in first nine months of 2024

Retail volume was unchanged and in line with improved category performance after adjusting for a 2-point headwind from product portfolio optimization and shipment timing.

Net Income increased $8 million. Adjusted EBITDA increased $6 million driven by lower operational costs and SG&A, partially offset by the impact of lower Net Revenues. Net Income also increased as a result of those same factors as well as lower interest expense.

The Company further reduced Net Debt Leverage1 from 2.7x on December 31, 2023 to 2.3x on September 30, 2024.

“We are building on our leadership across household products and delivered another quarter of strong financial performance as a result,” said Lance Mitchell, President and Chief Executive Officer of Reynolds Consumer Products. “RCP’s business model is a competitive advantage and the trajectory of our commercial and financial trends is strong, making now the right time to implement our planned leadership transition.”

[1]

Net Debt is defined as current portion of long-term debt plus long-term debt less cash and cash equivalents. Net Debt Leverage is defined as Net Debt divided by Trailing Twelve Months Adjusted EBITDA. See “Use of Non-GAAP Financial Measures” for additional information.

Reynolds Cooking & Baking

•	Net Revenues decreased $7 million to $305 million reflecting a modest decrease in retail Net Revenues, partially offset by a $3 million increase in Non-retail Net Revenues

•	Adjusted EBITDA was unchanged at $51 million

Adjusted EBITDA was unchanged reflecting decreased operational costs which were fully offset by lower revenue.

Retail volume decreased 3% driven by a shift in retailer orders from the third quarter into the second quarter, partially offset by expanded distribution of Reynolds Kitchens® Air Fryer liners and strong Reynolds and Diamond foil growth outside the United States. Reynolds® Wrap share of household foil increased year to date and parchment paper continued to grow driven by Reynolds Kitchens® Unbleached Parchment, Reynolds Kitchens® Parchment Pop-Up Sheets and Reynolds Kitchens® Air Fryer liners.

The Company advanced its shift to more sustainable offerings with the national launch of Reynolds® Wrap Recycled Foil in new, more sustainable packaging.

The Company once again partnered with Feeding America for Hunger Action Month in September to raise awareness of hunger across the nation. Since the partnership’s inception, Reynolds® has donated approximately 10 million meals through Feeding America.

Hefty Waste & Storage

•	Net Revenues increased $4 million to $248 million, resulting in record third quarter Net Revenues

•	Adjusted EBITDA was unchanged at $71 million

Adjusted EBITDA was unchanged as the benefit of higher revenue was fully offset by increased advertising investment.

Volume increased 2% and exceeded category growth.

Hefty Fabuloso® delivered another quarter of strong double-digit growth, achieving $200 million in annual retail sales. National launch of Hefty Ultra Strong Fabuloso® Watermelon is planned for early 2025, and Hefty Press To Close food bags continue to grow with plans for expansion nationally in 2025 as well.

The Company expanded its portfolio of Hefty and store brand waste bags with post-consumer recycled materials and began shipping slider bags manufactured without PFAS. Hefty® ReNew™ continued its national expansion, launching in Lake County, Illinois and Tucson, Arizona during the quarter.

Hefty Tableware

•	Net Revenues decreased $16 million to $217 million

•	Adjusted EBITDA decreased $15 million to $26 million

The Adjusted EBITDA decrease was driven by lower volume and pricing, which was primarily related to timing of promotional activities, and increased operational costs.

Tableware volume decreased 4% as lower foam plate volume more than offset modest growth of other tableware products. Decreased foam plate volume was driven by recent legislative changes in several states, consumers shifting towards more sustainable offerings and a reduction of retailers’ foam plate offerings in some states. Volume excluding foam plates outperformed its categories.

With the start of football season, the Company introduced Hefty® Kickoff Cups, a limited-edition giveaway that comes with 32 Hefty Kickoff Cups designed to spark new connections at tail-gate parties and other social gatherings.

Presto Products

•	Net Revenues decreased $3 million to $149 million

•	Adjusted EBITDA increased $2 million to $33 million

The Adjusted EBITDA increase was driven by product portfolio optimization.

Volume decreased 2% reflecting product portfolio optimization, partially offset by continued growth of private label food bags.

Product innovations including 25% plant-based compostable press to close food bags, bio-based sandwich bags made with 20% plant & ocean materials, half gallon storage and freezer bags and Brute 42-gallon flap top waste bags contributed to strong leadership of store brand food and waste bags.

Year to Date 2024 Highlights

•	Net Revenues of $2,675 million vs. $2,750 million in the comparable prior year period

•	Retail Net Revenues decreased 2%

•	Non-retail Net Revenues decreased to $131 million

•	Net Income and Adjusted Net Income of $231 million vs. $161 million in the comparable prior year period

•	Adjusted EBITDA of $465 million vs. $398 million in the comparable prior year period

•	Earnings Per Share and Adjusted Earnings Per Share of $1.10 vs. $0.77 in the comparable prior year period

Retail volume outperformed Company expectations, decreasing 2% and included a headwind of over 1% from product portfolio optimization.

Net Income and Adjusted EBITDA increased $70 million and $67 million, respectively, with Adjusted EBITDA driven by manufacturing volume output and lower operational costs, partially offset by the impact of lower Net Revenues and increased advertising investments. Net Income benefited from these same factors as well as lower interest expense.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $96 million at September 30, 2024 and debt was $1,735 million resulting in Net Debt of $1,639 million.

The Company further reduced Net Debt to Trailing Twelve Months Adjusted EBITDA1 from 2.7x on December 31, 2023 to 2.3x on September 30, 2024.

Operating cash flow of $307 million in the nine months ended September 30, 2024 was driven by strong profitability and disciplined working capital management.

Subsequent to quarter end, the Company made a voluntary principal payment of $50 million on its term loan facility, bringing year-to-date prepayments to $150 million as a result.

Fiscal Year and Fourth Quarter Outlook

The Company updates its earnings outlook for the full year as follows:

	Prior Full Year 2024 Outlook	Current Full Year 2024 Outlook
Net Revenues	$3,590 to $3,670 million	$3,620 to $3,660 million
Net Income and Adj Net Income	$346 to $358 million	$348 to $356 million
Adjusted EBITDA	$670 to $685 million	$673 to $683 million
Earnings Per Share and Adj Earnings Per Share	$1.65 to $1.71	$1.66 to $1.70
Net Debt at December 31, 2024	$1.5 to $1.6 billion	~ $1.5 billion

The Company guides full-year 2024 Net Revenues to be approximately $3,620 million to $3,660 million versus prior year Net Revenues of $3,756 million consisting of the following assumptions:

1% reduction from pricing

0.5% reduction to 0.5% increase from retail volume, at or better than category forecasts

2% reduction from lower non-retail volume and optimization of the retail product portfolio

The following table sets forth the estimated impact of these factors on our prior 2024 revenue outlook and our current 2024 revenue outlook, as well as the difference in estimated impact between those outlooks.

Net Revenue Full-Year 2024 Guide

	Prior 2024 Outlook			Current 2024 Outlook			Difference between Prior & Current 2024 Outlook
	Low	Mid	High	Low	Mid	High	Low	Mid	High
Pricing	(1.0)%	(1.0)%	(1.0)%	(1.0)%	(1.0)%	(1.0)%	—%	—%	—%
Retail Volume	(1.0)%	—%	1.0%	(0.5)%	—%	0.5%	0.5%	—%	(0.5)%
Non-Retail Volume & Product Portfolio Optimization	(2.5)%	(2.5)%	(2.5)%	(2.0)%	(2.0)%	(2.0)%	0.5%	0.5%	0.5%

The Company forecasts Adjusted EBITDA growth driven by retail volume at or above category forecasts, improvements in product mix, the Reynolds Cooking & Baking business’s recovery of historical earnings and delivery of additional Reyvolution cost savings.

The Company continues to expect the relative contribution of each quarter’s Adjusted EBITDA to the full year’s Adjusted EBITDA returning to historical averages.

Net income growth is forecasted to be driven by the same factors driving Adjusted EBITDA as well as an approximately $20 million expected reduction in interest expense compared to 2023 net interest expense of $119 million.

The Company introduces its fourth quarter 2024 outlook as follows:

Q4 2024 Outlook
Net Revenues	$945 to $985 million
Net Income and Adj Net Income	$117 to $125 million
Adjusted EBITDA	$208 to $218 million
Earnings Per Share and Adjusted Earnings Per Share	$0.56 to $0.60

The Company guides fourth quarter 2024 Net Revenues to be approximately $945 million to $985 million versus prior year fourth quarter Net Revenues of $1,007 million consisting of the following assumptions:

2% reduction from pricing

1% reduction to 3% increase from retail volume

3% reduction from lower non-retail volume and optimization of the retail product portfolio

Senior Leadership Changes

Lance Mitchell has elected to retire as President and Chief Executive Officer of the Company and as a member of the Company’s Board of Directors (“Board”), effective January 1, 2025.

The Company’s Board has appointed Scott E. Huckins as the Company’s President and Chief Executive Officer and elected Mr. Huckins a member of the Board to fill the vacancies resulting from Mr. Mitchell’s departure from such positions, effective January 1, 2025.

The Company’s Board has appointed Nathan D. Lowe as Vice President, Chief Financial Officer and Treasurer, to fill the vacancy resulting from Mr. Huckins’ appointment as President and Chief Executive Officer, effective January 1, 2025. Mr. Lowe currently serves as the Company’s Senior Vice President of Financial Planning & Analysis and has led the FP&A group since January 1, 2019.

Mr. Mitchell will remain with the Company as an employee in an advisory role after January 1, 2025, until his retirement on July 31, 2025.

“RCP continues to deliver strong results against the commercial and financial objectives established at the start of the year, and our capital allocation priorities are unchanged,” said Scott Huckins, Chief Financial Officer. “We are investing in innovation, new business and Reyvolution cost savings to drive long-term value and I am humbled to follow Lance as the next President and Chief Executive Officer of Reynolds Consumer Products.”

Quarterly Dividend

The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share. The Company expects to pay this dividend on November 29, 2024, to shareholders of record as of November 15, 2024.

Earnings Webcast

The Company will host a live webcast this morning at 7:00 a.m. CT (8:00 a.m. ET). A link to the webcast and all related earnings materials will be available on the Company’s Investor Relations website at https://investors.reynoldsconsumerproducts.com.

About Reynolds Consumer Products Inc.

Reynolds Consumer Products is a leading provider of household products that simplify daily life so consumers can enjoy what matters most. With a presence in 95% of households across the United States, Reynolds Consumer Products manufactures and sells products that people use in their homes for cooking, serving, cleanup and storage. Iconic brands include Reynolds Wrap® aluminum foil and Hefty® trash bags and disposable tableware, as well as dedicated store brands which are strategically important to retail customers. Overall, Reynolds Consumer Products holds the No. 1 or No. 2 U.S. market share position in the majority of product categories it serves. For more information, visit https://investors.reynoldsconsumerproducts.com.

Forward Looking Statements

This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our fourth quarter and fiscal year 2024 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “intends,” “outlook,” “forecast”, “position”, “committed,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “model”, “assumes,” “confident,” “look forward,” “potential” “on track”, or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth and recovery of profitability, management of costs and other disruptions and other strategies, and anticipated trends in our business, including expected levels of commodity costs and volume. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q.

For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Investor Contact

Mark Swartzberg

Mark.Swartzberg@reynoldsbrands.com

(847) 482-4081

Reynolds Consumer Products Inc.

Consolidated Statements of Income

(amounts in millions, except for per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Net revenues	$892	$914	$2,618	$2,689
Related party net revenues	18	21	57	61

Total net revenues	910	935	2,675	2,750
Cost of sales	(671)	(686)	(1,977)	(2,117)

Gross profit	239	249	698	633
Selling, general and administrative expenses	(101)	(115)	(329)	(327)
Other income (expense), net	—	—	—	—

Income from operations	138	134	369	306
Interest expense, net	(25)	(31)	(76)	(91)

Income before income taxes	113	103	293	215
Income tax expense	(27)	(25)	(62)	(54)

Net income	$86	$78	$231	$161

Earnings per share:
Basic	$0.41	$0.37	$1.10	$0.77
Diluted	$0.41	$0.37	$1.10	$0.77
Weighted average shares outstanding:
Basic	210.1	210.0	210.1	210.0
Diluted	210.3	210.0	210.2	210.0

Reynolds Consumer Products Inc.

Consolidated Balance Sheets

(amounts in millions, except for per share data)

	(Unaudited)
	As of September 30, 2024	As of December 31, 2023
Assets
Cash and cash equivalents	$96	$115
Accounts receivable (net of allowance for doubtful accounts of $1 and $1)	339	347
Other receivables	3	7
Related party receivables	6	7
Inventories	624	524
Other current assets	37	41

Total current assets	1,105	1,041
Property, plant and equipment (net of accumulated depreciation of $946 and $897)	734	732
Operating lease right-of-use assets, net	74	56
Goodwill	1,895	1,895
Intangible assets, net	980	1,001
Other assets	55	55

Total assets	$4,843	$4,780

Liabilities
Accounts payable	$335	$219
Related party payables	28	34
Current operating lease liabilities	19	16
Income taxes payable	1	22
Accrued and other current liabilities	160	187

Total current liabilities	543	478
Long-term debt	1,735	1,832
Long-term operating lease liabilities	59	42
Deferred income taxes	344	357
Long-term postretirement benefit obligation	16	16
Other liabilities	81	72

Total liabilities	$2,778	$2,797
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 210.1 shares issued and outstanding	—	—
Additional paid-in capital	1,409	1,396
Accumulated other comprehensive income	34	50
Retained earnings	622	537

Total stockholders’ equity	2,065	1,983

Total liabilities and stockholders’ equity	$4,843	$4,780

Reynolds Consumer Products Inc.

Consolidated Statements of Cash Flows

(amounts in millions)

	Nine Months Ended September 30,
	2024	2023
Cash provided by operating activities
Net income	$231	$161
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	96	92
Deferred income taxes	(10)	(3)
Stock compensation expense	14	10
Change in assets and liabilities:
Accounts receivable, net	8	3
Other receivables	4	11
Related party receivables	1	(2)
Inventories	(100)	146
Accounts payable	119	(5)
Related party payables	(6)	(16)
Income taxes payable / receivable	(20)	(11)
Accrued and other current liabilities	(26)	39
Other assets and liabilities	(4)	(2)

Net cash provided by operating activities	307	423

Cash used in investing activities
Acquisition of property, plant and equipment	(79)	(77)

Net cash used in investing activities	(79)	(77)

Cash used in financing activities
Repayment of long-term debt	(100)	(113)
Dividends paid	(144)	(144)
Other financing activities	(3)	(3)

Net cash used in financing activities	(247)	(260)

Net (decrease) increase in cash and cash equivalents	(19)	86
Cash and cash equivalents at beginning of period	115	38

Cash and cash equivalents at end of period	$96	$124

Cash paid:
Interest - long-term debt, net of interest rate swaps	76	86
Income taxes	91	65

Reynolds Consumer Products Inc.

Segment Results

(amounts in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated(1)	Total
Revenues
Three Months Ended September 30, 2024	$305	$248	$217	$149	$(9)	$910
Three Months Ended September 30, 2023	312	244	233	152	(6)	935
Nine Months Ended September 30, 2024	873	715	667	443	(23)	2,675
Nine Months Ended September 30, 2023	916	705	708	441	(20)	2,750
Adjusted EBITDA
Three Months Ended September 30, 2024	$51	$71	$26	$33	$(10)	$171
Three Months Ended September 30, 2023	51	71	41	31	(29)	165
Nine Months Ended September 30, 2024	140	205	95	100	(75)	465
Nine Months Ended September 30, 2023	94	188	117	78	(79)	398

(1)

The unallocated net revenues include elimination of inter-segment revenues and other revenue adjustments. The unallocated Adjusted EBITDA represents the combination of corporate expenses which are not allocated to our segments and other unallocated revenue adjustments.

Components of Change in Net Revenues for the Three Months Ended September 30, 2024 vs. the Three Months Ended September 30, 2023

	Price	Volume/Mix		Total
		Retail	Non-Retail
Reynolds Cooking & Baking	—%	(3)%	1%	(2)%
Hefty Waste & Storage	—%	2%	—%	2%
Hefty Tableware	(3)%	(4)%	—%	(7)%
Presto Products	—%	(2)%	—%	(2)%
Total RCP	(1)%	(2)%	—%	(3)%

Components of Change in Net Revenues for the Nine Months Ended September 30, 2024 vs. the Nine Months Ended September 30, 2023

	Price	Volume/Mix		Total
		Retail	Non-Retail
Reynolds Cooking & Baking	—%	(2)%	(3)%	(5)%
Hefty Waste & Storage	1%	—%	—%	1%
Hefty Tableware	(2)%	(4)%	—%	(6)%
Presto Products	1%	(1)%	—%	—%
Total RCP	—%	(2)%	(1)%	(3)%

Use of Non-GAAP Financial Measures

We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share,” “Net Debt” and “Net Debt to Trailing Twelve Months Adjusted EBITDA,” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude certain non-recurring items, if applicable. We define Adjusted Net Income and Adjusted Earnings Per Share (“Adjusted EPS”) as Net Income and Earnings Per Share (“EPS”) calculated in accordance with GAAP, plus the sum of certain non-recurring items, if applicable. We define Net Debt as the current portion of long-term debt plus long-term debt less cash and cash equivalents. We define Net Debt to Trailing Twelve Months Adjusted EBITDA as Net Debt (as defined above) as of the end of the period to Adjusted EBITDA (as defined above) for the period.

We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as supplemental measures to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity. We use Net Debt to Trailing Twelve Months Adjusted EBITDA because it reflects our ability to service our debt obligations. Accordingly, we believe presenting these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Guidance for fiscal year and fourth quarter 2024, where adjusted, is provided on a non-GAAP basis. The Company cannot reconcile its expected Net Debt at December 31, 2024 to expected total debt without reasonable effort because certain items that impact total debt and other reconciling measures are out of the Company’s control and/or cannot be reasonably predicted at this time, to which unavailable information could have a significant impact on the Company’s GAAP financial results.

Please see reconciliations of Non-GAAP measures used in this release (with the exception of our December 31, 2024 Net Debt outlook, as described above) to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Products Inc.

Reconciliation of Net Income to Adjusted EBITDA

(amounts in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in millions)		(in millions)
Net income – GAAP	$86	$78	$231	$161
Income tax expense	27	25	62	54
Interest expense, net	25	31	76	91
Depreciation and amortization	33	31	96	92

Adjusted EBITDA (Non-GAAP)	$171	$165	$465	$398

Reynolds Consumer Products Inc.

Reconciliation of Trailing Twelve Months Net Income to Trailing Twelve Months Adjusted EBITDA

(amounts in millions)

	Twelve Months Ended September 30, 2024	Twelve Months Ended December 31, 2023
Net income – GAAP	$368	$298
Income tax expense	103	95
Interest expense, net	104	119
Depreciation and amortization	128	124

Adjusted EBITDA (Non-GAAP)	$703	$636

Reynolds Consumer Products Inc.

Reconciliation of Total Debt to Net Debt and Calculation of Net Debt to Trailing Twelve Months Adjusted EBITDA

(amounts in millions, except for Net Debt to Trailing Twelve Months Adjusted EBITDA)

As of September 30, 2024
Current portion of long-term debt	$—
Long-term debt	1,735

Total debt	1,735
Cash and cash equivalents	(96)

Net debt (Non-GAAP)	$1,639

For the twelve months ended September 30, 2024
Adjusted EBITDA (Non-GAAP)	$703
Net Debt to Trailing Twelve Months Adjusted EBITDA	2.3x

As of December 31, 2023
Current portion of long-term debt	$—
Long-term debt	1,832

Total debt	1,832
Cash and cash equivalents	(115)

Net debt (Non-GAAP)	$1,717

For the twelve months ended December 31, 2023
Adjusted EBITDA (Non-GAAP)	$636
Net Debt to Trailing Twelve Months Adjusted EBITDA	2.7x

Reynolds Consumer Products Inc.

Reconciliation of Q4 2024 and FY2024 Net Income Guidance to Adjusted EBITDA Guidance

(amounts in millions)

	Three Months Ended December 31, 2024		Year Ended December 31, 2024

	Low	High	Low	High
Net income (GAAP)	$117	$125	$348	$356
Income tax expense	38	40	99	101
Interest expense, net	22	22	98	98
Depreciation and amortization	31	31	128	128

Adjusted EBITDA	$208	$218	$673	$683